Destiny Media Expands Digital Distribution Agreement with Universal Music Group

Vancouver, BC – March 5, 2007 – Destiny Media Technologies (DSNY OTCBB) (“Destiny Media”) is pleased to announce that it has expanded an agreement with Universal Music Group (“UMG”) to be UMG’s primary method for online distribution of promotional music, video and other content and to be the only company-wide method for such distribution in the U.S. After a successful two-year pilot project, Destiny and UMG have signed this agreement to distribute digital media on a price per delivery basis utilizing Destiny’s secure digital media distribution system, known as MPE™ to send UMG media content to radio stations and other industry recipients. Some of the benefits UMG and other record labels will continue to enjoy with the MPE™ system, when compared to distribution of physical CDs, include better control over unauthorized copies, shorter lead times for distribution, significant cost savings on a per user basis and better data tracking.

“The mass adoption and tremendous user uptake that the MPE™ System has achieved in the last two years demonstrates the music industry’s commitment to our digital distribution service,” said Steve Vestergaard, President and CEO of Destiny Media. “Virtually every major radio broadcast chain is now using the MPE™ System.” Vestergaard also noted that a variety of other labels participated in the existing pilot program, and predicted that they also will become commercial users of the MPE™ System. Said Vestergaard, “We expect the other labels will also transition from pilots to full commercial usage, in light of the clear and compelling advantages the MPE™ distribution model has demonstrated. Expanding this agreement with UMG is our first major step in converting the entire industry from physical CD’s to the digital delivery of media.”

The MPE™ system is in use by 773 labels including UMG, EMI, Sony BMG and Warner Music Group. Over 34,000 songs have been sent to radio stations and other trusted recipients since launch, representing 36,500,000 transactions. Usage has been growing, with 4.2 million of those transactions occurring in January, 2007, alone.

MPE™ features state-of-the-art encryption to protect content, while delivering much higher fidelity than in consumer audio technologies, such as MP3. Not only is MPE™ a powerful secure distribution system but it is also a strong promotional tool, as record companies can embed video, text and graphics into the MPE™ system, including music videos, CD covers, credits, lyrics, promotions, and other content.

About Destiny Media Technologies

Destiny Media Technologies, Inc. (www.dsny.com) (DSNY.OB) is a leader in developing easy-to-use tools for distributing media through the internet. The company's suite of streaming and downloadable products includes: Clipstream ™, Destiny Media Player ™, Radio Destiny™, and MPE ™. Established in 1991, the company is headquartered in Vancouver, Canada.

Media contact:

Brian McWilliams or Dan Spelling
Spelling Communications
310-477-9500
Bmcwilliams@spellcom.com
Dspelling@spellcom.com

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.